Exhibit 10(a)(xxxvi)

April 28, 2006	CONFIDENTIAL

TO:	Joe Jimenez

FROM:	Steve Clark

SUBJECT:	SEPARATION PACKAGE
This letter confirms that your employment with the Company will end effective April 28, 2006, (your “last day worked”). We hope that the separation package option described in this letter will provide you with the flexibility and support that you need during your career transition.
The Company is providing you with the Enhanced Separation Package more fully described below. You will not be entitled to receive the Enhanced Separation Package if you fail to sign and return the attached General Release before the deadline or if you subsequently revoke the General Release as described below.
In order to elect to receive the Enhanced Separation Package, you will have a period of 21 days from the initial April 19 issuance date of this Separation Package, or until the close of business on May 10, 2006 to sign the attached General Release and return it to me. An envelope is enclosed for your use. After you return your signed General Release, you will have 7 additional calendar days in which you may revoke your election by delivering a written revocation letter to me. The offer of the Enhanced Separation Package will terminate on May 9, 2006. You will therefore not be entitled to receive the Enhanced Separation Package if you fail to sign and return the attached General Release before the deadline or if you subsequently revoke the General Release as described above.
I am available to review all of the elements of this separation package with you individually and explain any part of it that may not be clear to you. I encourage you to ask any questions you may have.
ENHANCED SEPARATION PACKAGE
SEPARATION ALLOWANCE (Lump Sum):
You will receive a lump sum separation allowance equal to $1,100,000, less deductions required by law, following the receipt of your signed release and expiration of the revocation period. Since you are a “key employee” as defined in the IRC Section 409A, your separation allowance will be paid as follows: $947,795, less deductions, will be paid in your final paycheck, and $152,205 (amount due to you under the existing severance pay plan), will be paid six months after your last day worked. This separation allowance will not be eligible for Savings Plan contributions or the Company Match and will be in lieu of any severance benefits available under any other Company program.
SEPARATION ALLOWANCE (Monthly Payments):
In addition, you will receive monthly payments of $55,000, less deductions required by law, following the receipt of your signed release. These monthly payments will begin in November 2006 and end in April 2008, subject to your re-employment as stated below (and the section below entitled “IRC Section 409A”). Should you become employed between now and April

2008, you will be required to promptly notify the Company and the Company’s payments and obligations to make future payments shall automatically terminate. “Employed” shall mean substantially full-time employment other than (a) self-employment as a consultant until such time as you have either earned $200,000 in the aggregate as a consultant or have earned more than $20,000 per month as a consultant for three consecutive months, or (b) start-up activities for a business in which you will have an interest prior to the date it has any revenues. This additional separation allowance will not be eligible for Savings Plan contributions or the Company Match.
COMPREHENSIVE HEALTH BENEFITS:
After the month of your termination, the Company will provide health coverage through COBRA or an alternative arrangement to the extent COBRA is not available for you and your eligible dependents for a period of 24 months, or through April 30, 2008 (on the same coverage and tax basis as for active senior executives). Should you become covered by another employer-sponsored medical, dental, or vision plan at any time during the period of coverage provided by the Company, you will be required to promptly notify the Company of such coverage and the Company’s providing of such coverage shall automatically terminate.
STOCK OPTIONS:
All stock options granted to you by the Company will continue to vest according to the vesting schedule for an involuntary termination without cause in accordance with the terms of your option agreement. The options will continue to be subject to all of the other terms and conditions of the stock option award agreements between you and the Company and the terms of the plan under which the options were granted. In no event shall any stock options granted to you be exercisable after the expiration of the original term of each grant. A list of your stock options and the date of expiration or termination of each grant will be provided to you upon request.
COUNTRY CLUB:
You will receive $20,000, less deductions required by law, within thirty days following the receipt of your signed release, for your use as payment toward your 2006 country club dues. The Company shall have no other obligation relating to your country club dues, costs or fees.
FINANCIAL PLANNING, TAX ASSISTANCE & LEGAL FEES:
You will receive $50,000, less deductions required by law, within thirty days following the receipt of your signed release, for your use as payment toward these expenses. This is in addition to the Company’s obligations under the expatriate program to prepare and file your tax returns and cover certain tax payments, which obligations continue after ceasing of your employment per the program (and shall be appropriately adjusted, to the extent (if any) necessary to comply with IRC 409A at the same time as such program is adjusted for other executives of the Company). You shall also continue to have your rights under the 2003 letter with regard to payment of certain foreign taxes (which shall be deemed modified to provide that payment shall be made in the same tax year as demanded by the applicable taxing authority and which shall be appropriately adjusted, to the extent (if any) necessary to comply with IRC 409A (e.g., specifying the amounts, timing and/or maximum amounts of such payments). The Company shall have no other obligation relating to your financial planning, tax assistance and legal fees.
VACATION:
You will receive a cash payment for your unused and accrued 2006 vacation days plus bank days promptly after your termination.

STATUS OF OTHER PAY AND BENEFITS
The following briefly summarizes the status of your other Company-provided benefits upon termination of employment, which you will receive regardless of whether you sign the General Release:
RETIREMENT AND SAVINGS PLAN:
All contributions cease on your termination date, and you will become 100% vested in the Company Match Account and Company Contribution Account regardless of your years of service. Your Retirement and Savings Plan Account can be distributed when you leave the Company or, if you have at least $1,000 in your account, you may defer payment up to age 70 1/2, provided that with regard to any plan not qualified under Section 401 of the Internal Revenue Code such amounts shall be paid in accordance with your existing election and the plan terms, but not before six months after your termination of employment.
Contact the Heinz Benefit Center (1-800-571-5710) for assistance regarding distribution or rollover of these accounts.
SHORT and LONG-TERM DISABILITY COVERAGE:
This coverage terminates on your last day worked.
LIFE INSURANCE:
Executive life insurance will continue through December 31, 2006. You will receive $14,000 within thirty days after receipt of your signed release for your use toward payment of this or similar coverage through April 2008. American Benefits Consulting LLC, the Premier Life Plan administrator, will send you a termination package outlining your options for maintaining your coverage. For more information call ABC Systems at 1-800-331-8340.
PERSONAL EXCESS LIABILITY COVERAGE:
Personal excess liability insurance will continue through December 31, 2006. You will receive $6000 within thirty days after receipt of your signed release for your use toward payment of this or similar coverage through April 2008.
FY06 INCENTIVE PLAN:
Your award will be calculated based on actual goal results for fiscal year 2006. The award will be based on your full year of service and the actual goal results for your incentive plan. If an award is earned, the payment is generally made within 60 days of the fiscal year-end and will in any event be made by March 15, 2007 to the extent required to comply with Code Section 409A.
RSUs:
Restricted Stock Units (“RSUs”) granted to you under your Restricted Stock Unit Award and Agreements (the “RSU Agreements”) that remain unvested as of your termination date shall continue to vest and be distributed in accordance with the vesting schedule for an involuntary termination without cause described in Paragraphs 3(a) and 3(b) of the RSU Agreements, and dividends paid, subject to and in accordance with the terms and conditions of the RSU Agreement and the plan under which the RSUs were granted, provided that, to the extent required to comply with Code Section 409A, any RSUs or dividends which otherwise would be distributed prior to six months after your termination shall be distributed six months after your termination. A list of your RSUs with vesting dates will be provided to you upon reqest. To the extent the Company elects to accelerate the distribution of RSUs in the event of involuntary termination without cause, the distribution of your RSUs shall be modified to the same extent as other former employees (all to the extent permitted by IRC 409A).
DEFERRED COMPENSATION:
Your plan will remain unchanged, and the commencement date of your payments will be the date six months after your date of separation.
GLOBAL STOCK PURCHASE PLAN:
If you are a member of this plan, you will receive a refund of any GSPP funds withheld in the current offering period. If you bought stock during a previous offering period, you should deal directly with Fidelity Investments (1-800-544-9354) when you want to sell or transfer your shares.
OUTPLACEMENT:
Outplacement services will be made available to you through April 2007. You can call Ned Sherry at the Callos Companies at (412) 281-8235 to start this process.
IRC 409A:
It is the intent of the parties to comply in all respects with IRC 409A and this memorandum and the implementation thereof shall be deemed modified as necessary to assure such compliance, including but not limited to, if necessary for such compliance, paying all post-March 15, 2007 monthly payments on March 10, 2007 (with a repayment obligation of you if any amounts would not have been thereafter paid by the terms of this agreement because of your employment and escrowing the after tax amount of such March 10, 2007 payment to assure repayment) and vesting and distributing on March 10, 2007 all RSUs that would vest and be distributed thereafter.
NEXT STEPS
Our goal is to make this transition as smooth as possible. If you choose to receive the Enhanced Separation Package, please make sure to sign the General Release and return to me by the deadline. By law, you are advised to consult with an attorney, if you wish.
Enclosures:    General Release